Exhibit 19.1

AMCON DISTRIBUTING COMPANY

Insider Trading Policy

for Officers, Directors and Certain Employees

as adopted by

the Board of Directors of

AMCON Distributing Company

on April 25, 2023

INDEX

Page

I.INTRODUCTION1

II.UNDERSTANDING THE POLICY2

A.Purposes2

B.Important Definitions3

1."Material Information.".3

2."Nonpublic."4

3."Security.".4

4."Affiliate."4

5."Qualified Rule 10b5-1 Trading Plan.".4

6."Securities Watch Team" or "SWT.".6

C.Penalties and Sanctions6

III.COMPLYING WITH THE POLICY7

A.The Policy7

B.Do Not Trade While You Possess Inside Information9

C.Restrict Access to Inside Information9

D.Do Not Speculate In Securities9

E.Procedures10

IV.HANDLING NONPUBLIC INFORMATION11

A.Policy Statements11

B.Procedures11

i

I.INTRODUCTION

This statement explains the policy of AMCON Distributing Company ("AMCON" or the "Company") against insider trading and explains how the directors, officers and certain employees of AMCON who, in the judgment of management, regularly come in contact with material, nonpublic information, as well as other insiders and their respective related and controlled persons described below ("Covered Persons"), are to comply with the AMCON Distributing Company Insider Trading Policy for Officers, Directors, and Certain Employees (this "Policy").  Because of the opportunity to profit from information obtained while serving as a Covered Person, this Policy continues to apply to any such persons for the period six months after they terminate their affiliation with the Company.  Similarly, because of the potential for abuse of trading through certain relatives or others over whom such persons have control, the term "Covered Persons" also includes relatives (such as your spouse and minor children) and other individuals who share the same home with such persons or persons under the control of the Covered Person or such other person.  In addition, pursuant to this Policy, the Company will comply with all applicable insider trading laws, rules, regulations and listing standards, including those governing its purchase, sale or other disposition of Company securities.

This Policy is designed to:

(i)promote awareness of the laws prohibiting trading of securities of any public company while in possession of material, nonpublic information regarding such company or communicating such information to others who may trade thereon;

(ii)prevent the occurrence of a situation which could violate confidentiality agreements with third parties, prejudice business relationships or damage the Company's reputation for integrity and ethical conduct;

(iii)prevent inadvertent violations of, and negate Company liability as a "Controlling Person" under, the Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA"); and

(iv)ensure that no disclosure of confidential information occurs, except pursuant to a coordinated public disclosure by proper corporate personnel.

Strict compliance with this Policy is expected of all Covered Persons and any infringement may result in sanctions, up to and including termination of employment by or other affiliation with the Company.

Without regard to this Policy, Covered Persons are individually responsible for complying with the federal securities laws, including ITSFEA, and will be personally liable for their own violations.

As a condition of employment with the Company, all Covered Persons must acknowledge in writing at the time they become employed that they have received, read, understood and agree to comply with this Policy. Accordingly, upon your receipt of this document, please study it carefully and complete, sign and date the Agreement attached hereto as Exhibit A.  Please return promptly the signed Agreement to the Chief Financial Officer of the Company.  You

may periodically be asked to re-acknowledge your compliance with this Policy and procedures.  If you have any questions or concerns relating to this Policy, you should consult the Company's Chief Financial Officer at (402) 331-3727.

II.UNDERSTANDING THE POLICY
A.Purposes

Covered Persons may, in the course of performing their duties, come into possession of information regarding the Company (and possibly other unaffiliated corporations) which is not generally available to the investing public.  The federal securities laws include provisions which address possible abuses which might arise from the relationship between a corporation and those individuals who know important things about the corporation which are not known to others.  Those laws are designed to protect investors in the public market from the potential advantage a corporate insider may have in trading in the corporation's stock through the use of such information.  Accordingly, those laws prohibit any person who, by virtue of his or her position or relationship to the Company, possesses material, nonpublic information concerning the Company from buying or selling securities of the Company (or certain derivative securities) or otherwise using the information to his or her advantage or passing it on directly or indirectly to others who engage in such transactions (such passing on of information is sometimes referred to below as "tipping").  Keep in mind that such violations may be viewed as occurring based on the mere fact that you possess material, nonpublic information without regard to whether your decision to trade was based on that information.

Violations of these laws can occur in certain circumstances with respect to trading on or tipping material, nonpublic information concerning unaffiliated companies with whom AMCON has a business relationship, such as our customers or suppliers.  In addition, we may also be pursuing, from time to time, possible purchases of businesses or assets or other forms of business combinations with other corporations and in the course of related discussions receive material, nonpublic information concerning those corporations.  Frequently, such discussions will be conducted pursuant to an agreement which will require the Company and its personnel to preserve the confidentiality of such information.  It is important to understand that all nonpublic information received from unaffiliated companies with whom the Company has current, ongoing or proposed business dealings or their affiliates is fully covered by this Policy even though its misuse might not constitute a violation of federal securities laws.  One of the important purposes of this Policy is to prevent damage to the Company's business relationships, to avoid violation of confidentiality agreements and to preserve the Company's reputation for integrity and ethical conduct.  The Company's goal is therefore to ensure that Covered Persons do not engage in conduct in this regard which would create the appearance of impropriety, regardless of whether it violates applicable law.

You should be aware that public investors must be afforded a reasonable waiting period after material, nonpublic information is made publicly available before Covered Persons who are in possession of such information (or have reason to know that the Company is in possession of such information) may purchase or sell securities (unless such purchase or sale is pursuant to a Qualified Rule 10b5-1 Trading Plan, as described below) or disclose such information (except to Company personnel, or authorized agents of the Company, on a need-to-know basis).  The purpose of this waiting period is to provide public investors time to receive the information, evaluate it, formulate plans to buy, sell or hold their securities, and convey their decision to their broker.  While the length of what is a reasonable waiting period may vary depending upon the relevant circumstances, this Policy has selected a conservative waiting period which will expire at the end of the second full trading day after the information in question was made publicly available.

You should also be aware that there may be a valid corporate purpose for withholding public disclosure of material, nonpublic information at certain times.  There may also be occasions where information concerning the Company is material but may not be ripe for public disclosure; for example, because of the risk that its premature release would be misleading without the opportunity to adequately verify it.  Despite the Company's legal right to withhold public disclosure in such circumstances, Covered Persons are prohibited by the federal securities laws and this Policy from trading on or tipping such information.  Another important purpose of the Policy is therefore to ensure that the scope and timing of public disclosure of such information will be determined in a coordinated and appropriate manner by the proper Company personnel.

B.Important Definitions

In order for Covered Persons to comply with the Policy, it is important that they understand the meaning and scope of the following terms:

1."Material Information."  Information is material for purposes of this Policy (i) if there is a substantial likelihood that an investor would consider the information to be important in deciding whether to buy, sell or hold a security, and (ii) there is a substantial likelihood that the information would be viewed by a reasonable investor as having significantly altered the "total mix" of information made available.  While not part of the judicially created test for determining materiality, courts frequently infer the materiality of information by examining whether disclosure of the information in question had a significant impact on the price of a security following its public dissemination.  Information can be material (a) whether it is positive or negative, (b) whether it was received from the Company or from a source which is not connected with the Company, (c) whether it affects the Company, or its business, condition (financial or otherwise), results of operations, assets, net worth or prospects (the foregoing are sometimes referred to as "inside information") or affects the market price of its securities (so-called "market information"), or (d) even though it would not alone determine an investor's decision.  It is important to bear in mind that information need not be a historical or certain fact to be material; data or events that are uncertain or contingent can be material depending upon a balancing of their magnitude and likelihood of occurrence.

Although it is not possible to list all of the types of information that may be "material," information concerning the following information or events should be presumed to be "material" for purposes of this Policy:  results of operations, especially annual or quarterly earnings; financial forecasts, especially estimates of revenues, expenses or earnings; changes in previously disclosed financial information; increases or decreases in dividends or the decision to declare dividends; declarations of stock splits and stock dividends; proposals or agreements relating to mergers or other acquisitions; proposed issuances of new securities; significant expansion or curtailment of operations; significant increases or decreases in business; significant increases or declines in backlog orders or the award or loss of a significant contract; significant new products to be introduced; unusual borrowings; major litigation or other possible contingent liabilities or obligations; financial liquidity problems; significant changes in management; and the purchase or sale of substantial assets.  This list is not exhaustive; other types of information may be material at any particular time, depending upon all the circumstances.

When in doubt, the information involved should be presumed to be "material."

2."Nonpublic."  In order for information to be considered to be "publicly available" or "made available to the public", and therefore no longer "nonpublic" for purposes of this Policy, it must have been released through appropriate public media in a manner designed to achieve a broad dissemination to the investing public generally and without favoring any special persons or group.  Accordingly, information should be considered to have been "made available to the public" or "publicly available" only if (i) it has been disclosed in an annual report on Form 10-K, a quarterly report on Form 10-Q or a current report on Form 8-K from the Company (or the corporation with whom the Company has dealings or purposes to deal, as the case may be) to its security holders, (ii) it has been included in a widely disseminated press release intended for and made available to the general public, or (iii) has been widely reported in the media.  Any information which does not meet these standards is considered "nonpublic" and any doubts in this regard should be resolved in favor of considering it to be "nonpublic."
3."Security."  The term "security" as used herein also includes any put, call, straddle, option, right or privilege with respect thereto or a group or index of securities including the security in question.  Such security and all such derivative securities or instruments are covered by this Policy without regard to whether any of them is traded on an exchange, in the over-the-counter market or is otherwise publicly traded in any recognized securities market.
4."Affiliate."  The term "affiliate" means that a person directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person in question.  "Control" for this purpose means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the person in question, whether through the ownership of voting securities, by contract or otherwise
5."Qualified Rule 10b5-1 Trading Plan."  In general, in order to qualify a contract, instruction or plan as a "Qualified Rule 10b5-1 Trading Plan" the following requirements must be satisfied:  (i) before becoming aware of material, nonpublic information, a person must (a) enter into a binding contract to purchase or sell the securities, (b) instruct another person to purchase or sell the securities for the instructing person's account, or (c) adopt a written plan for trading the securities, (ii) the contract, instruction, or plan must either (a) specify the amount of securities to be purchased or sold, the price at which, and date on which the securities are to be purchased or sold; (b) include a written formula or algorithm, or computer program, for determining amounts, prices, and dates; or (c) not permit such person to exercise any subsequent influence over how, when, or whether to effect purchases or sales and provide that no other person may exercise influence under the plan when aware of material, nonpublic information; (iii) the purchase or sale must occur pursuant to the Qualified Rule 10b5-1 Trading Plan with no deviation therefrom or alteration thereto; (iv) the trader may not enter into or alter a corresponding or hedging transaction or position with respect to the securities subject to the Qualified Rule 10b5-1 Trading Plan; and

(v) the Qualified Rule 10b5-1 Trading Plan must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and that the trader must act in good faith with respect to the Qualified Rule 10b5-1 Plan throughout the duration of the plan.

In order to be a Qualified Rule 10b5-1 Trading Plan for purposes of this Policy, it must also meet the following additional guidelines:

●	Covered Persons may not enter into, modify or terminate a Qualified Rule 10b5-1 Plan during a Blackout Period or otherwise while in the possession of material, nonpublic information.
●	All Qualified Rule 10b5-1 Plans must have a duration of at least six months and no more than two years.
●	For Covered Persons who are officers and directors of the Company, no transaction may take place under a Qualified Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Qualified Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company's fourth fiscal quarter in the case of a Form 10-K) in which the Qualified Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1). In any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan.
●	For Covered Persons other than officers and directors of the Company, no transaction may take place under a Qualified Rule 10b5-1 Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Qualified Rule 10b5-1 Plan.
●	Subject to certain limited exceptions specified in Rule 10b5-1, a Covered Person may not enter into more than one Qualified Rule 10b5-1 Plan at the same time.
●	Subject to certain limited exceptions specified in Rule 10b5-1, Covered Persons are limited to only one Qualified Rule 10b5-1 designed to effect an open market purchase or sale of the total amount of securities subject to the Qualified Rule 10b-1 Plan as a single transaction in any 12-month period.
●	Covered Persons must act in good faith with respect to a Qualified Rule 10b5-1 Plan. A Qualified Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, although modifications to an existing Qualified Rule 10b5-1 Plan are not prohibited, a Qualified Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
●	Covered Persons who are officers and directors of the Company must include a representation to the Company at the time of adoption or modification of a Qualified Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.

The Company and the Company's officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Qualified Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

Each director, officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person's obligations under Section 16 of the Securities Exchange Act of 1934, including such person's disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Qualified Rule 10b5-1 Plan.

In order to be a Qualified Rule 10b5-1 Trading Plan for purposes of this Policy, it must be pre-approved in writing by a member of the Securities Watch Team or SWT in accordance with this Policy. Any change in a Qualified Rule 10b5-1 Trading Plan (including any cancellations of trades thereunder) is deemed to be the creation of a new Rule 10b5-1 trading plan that would require the trading person to have the changed plan approved in the same manner.  Any termination of a Qualified Rule 10b5-1 must also be approved in the same manner.

6."Securities Watch Team" or "SWT." The term "Securities Watch Team" or "SWT" means collectively, the Chief Executive Officer and the Chief Financial Officer of the Company, or any one of such officers so long as such officer is disinterested from the transaction in question.
C.Penalties and Sanctions

A person who violates federal law by purchasing or selling a security while in possession of material, nonpublic information (unless such purchase or sale is pursuant to a Qualified Rule 10b5-1 Trading Plan, as described above) or who discloses material, nonpublic information to another who then purchases or sells a security is subject to significant civil penalties which may be sought by the U.S. Securities and Exchange Commission ("SEC") as a result of the violations.  In addition, such person is subject to criminal fines which may be sought by the U.S. Department of Justice and imprisonment, or both.

Additionally, persons who, at the time of the violation, directly or indirectly "controlled" the person who committed the violation are also liable.  Those who control the person who committed the violation are subject to significant civil penalties as a result of the controlled person's violation.

The potential for such controlling person's liability is particularly important for the Company, because the Company (and possibly directors and certain officers of the Company) may be considered to "control" Company employees for this purpose.  One of the ways in which the Company may protect itself from such liability is to take appropriate steps to prevent such violations from occurring by means such as the adoption and implementation of this Policy.

It should also be noted that the civil and criminal penalties referred to above are not exclusive.  Investors who trade in Company securities contemporaneously with the unlawful trading or tipping can sue in federal court to recover damages.  Private litigants might also seek damages and recovery of their attorneys' fees pursuant to the Racketeer Influenced and Corrupt Organizations Act ("RICO").  When tipping occurs, both the "tipper" and the "tippee" may be held liable, and this liability may extend to all those to whom the tippee turns around and gives the information.

In view of the potential legal exposure faced by the Company, as well as the potential for significant damage to its business and public relations, the Company will insist upon strict compliance with this Policy.  Failure to comply with this Policy is serious misconduct and may result in significant sanctions, up to and including termination of employment by, or other affiliation with, the Company.

III.complying with the policy

For purposes of this Policy, transactions by a Covered Person shall include any purchase or sale of a security, directly or indirectly, (a) by or at the direction of a Covered Person, (b) by or at the direction of any relative who resides with the Covered Person, (c) by any person who is otherwise under the control of the Covered Person or such relative, whether it is for the benefit of the Covered Person or any other person, or (d) that is made by any such person at any time within six months after the cessation of the person's affiliation with the Company as an officer, director or employee theretofore covered by this Policy.

A.The Policy

AMCON prohibits any Covered Person who possesses (or has reason to know that AMCON possesses) material, nonpublic information concerning AMCON or any other corporation with which AMCON is dealing or proposes to deal (such as customers, supplies or acquisition candidates) from:

1.Buying or selling, either directly or indirectly, the securities of AMCON (other than pursuant to a Qualified Rule 10b5-1 Trading Plan, as described above) or any such other company, until at least two full trading days have elapsed following the authorized publication of such information and pre-clearance of the transaction has been received in accordance with Policy Statement 3 below.
2.Buying, selling, or otherwise transferring, either directly or indirectly, any securities of AMCON during a Blackout Period (other than pursuant to a Qualified Rule 10b5-1 Trading Plan, as described above).

A "Quarterly Blackout Period" is the period commencing on the 15th day of the last month of each fiscal quarter and ending after the market closes on the second full trading day after the release of the results of operations for that quarter (and in the case of the last fiscal quarter of the year, its results of operations for the fiscal year then ended) to the public.  Thus, a Quarterly Blackout Period does not expire until the end of the second full trading day after the results of operations were released.

It should be noted that gifts, as well as purchases and sales, are prohibited during these Quarterly Blackout Periods.  The sole exception to this prohibition is the exercise of options by a Covered Person using cash to satisfy the exercise price (i.e., Covered Persons cannot use the value of the in-the-money options or shares to satisfy the exercise price during a Quarterly Blackout Period).  In addition, the subsequent sale of shares obtained through an option exercise during a Quarterly Blackout Period is prohibited.

The prohibition against trading during a Quarterly Blackout Period described above does not mean that trading during other time periods (referred to herein as the "Trading Window") is automatically permitted.  The other policies and procedures set forth in this Policy continue to govern trading on and disclosing nonpublic material during the Trading Window.  Accordingly, you are always prohibited from trading during the Quarterly Blackout Period (other than pursuant to a Qualified Rule 10b5-1 Trading Plan, as described above); and so long as you are aware of material, nonpublic information, you are also prohibited from trading on, or disclosing such information, during the Trading Window.

From time to time, other types of material, nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material, nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company's securities (such special blackout periods, together with Quarterly Blackout Periods, are referred to herein as "Blackout Periods"). If the Company imposes a special blackout period, it will notify the Covered Persons affected.

3.Buying or selling, either directly or indirectly, any securities of the Company, without the prior approval in each instance of the Company's SWT, in accordance with the procedures set forth below.

Pre-clearance enables the SWT to determine whether circumstances exist which might subject such Covered Person to a charge of trading on the basis of possession of material, nonpublic information.  Covered Persons must realize that, as a condition of their employment or affiliation with the Company, the Company retains the right to prohibit trading in its securities by Covered Persons for any reason.  Covered Persons must also realize that the Company's clearance of a particular transaction in its securities does not in any way alleviate the Covered Person's obligation under the law and this Policy to refrain from effecting transactions if the Covered Person in fact possesses material, nonpublic information about the Company.

4.Communicating such material, nonpublic information, either directly or indirectly, to any person, except to AMCON personnel or authorized agents of AMCON who need to know such information to fulfill their responsibilities to AMCON.

Covered Persons desiring to advise a person with regard to publicly traded securities shall adhere to the procedures set forth below as if such Covered Person were personally intending to make a securities transaction.

5.Engaging in any short sale of any securities of AMCON or any other corporation with which AMCON is dealing or proposing to deal, or engaging in any other transactions in securities of AMCON or such other corporation that are speculative in nature.

6.Recommending, or otherwise advising, that any person should purchase or sell securities of AMCON, or such other corporation.

Should any Covered Person become aware that any other Covered Person is violating, or is about to violate, this Policy, such violation or incipient violation must be reported immediately to the SWT.

B.Do Not Trade While You Possess Inside Information

Ask yourself the following questions before trading in securities of AMCON when you believe you may have inside information, and before trading in the securities of another company with which AMCON is dealing or proposing to deal, when you believe you may have inside information about such company obtained as a result of your relationship with AMCON:

1.Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Is this information that could affect the market price of the securities if generally disclosed?
2.Is the information nonpublic?  Has it failed to reach the marketplace through effective communication?
3.Has a waiting period of less than two full trading days elapsed after authorized public disclosure of such information?

If your answer is "yes" to any of these questions, you must not trade in the securities of AMCON or of the other company as long as you possess such information unless it becomes public or is no longer considered material, the prescribed waiting period has expired, and the SWT has pre-approved the transaction.

C.Restrict Access to Inside Information

Inside information about AMCON is proprietary to AMCON.  You must not disclose inside information about AMCON, or any other company with which AMCON is dealing or is proposing to deal, to others who do not need to know it for legitimate business reasons of AMCON.  You must also take care that the inside information is secure.  For example, you should restrict access to physical and computer files containing such information.

To avoid even the appearance of impropriety, you should at all times refrain from providing advice or making recommendations regarding the purchase or sale of the securities of AMCON or any other company with which AMCON is dealing or proposing to deal.  If you communicate inside information that someone else uses to trade illegally in the securities of AMCON, or any other company with which AMCON is dealing or proposing to deal, legal penalties may apply whether or not you personally derive any benefit from the illegal trading.

D.Do Not Speculate In Securities

As noted above, you must not engage in transactions in AMCON securities that are speculative in nature.  These transactions include, but are not limited to, (i) "short sales" (selling borrowed securities which the seller hopes can be purchased at a lower price in the future), (ii) "short sales against the box" (selling owned, but not delivered, securities), (iii) "put" and "call" options (publicly available rights to sell or buy securities within a certain period of time at a specified price), including writing covered calls, (iv) taking out margin loans against stock options, (v) hedging or any other type of derivative or speculative arrangement that has a similar economic effect without the full risk or benefit of ownership, and (vi) transacting in the securities of any entity with which AMCON is discussing significant business matters

E.Procedures

The purpose of the SWT is to implement the following procedures:

●	Covered Persons must seek approval of the SWT prior to consummating any transaction with respect to AMCON's Securities (Policy Statement 3).

Covered Persons also must seek prior approval in connection with transactions in the Company's securities by relatives who live with the Covered Person or persons under the control of the Covered Person or such other person.  This Policy also requires advance approval of prearranged trading plans, such as Qualified Rule 10b5-1 Trading Plans or employee benefit plans and related transactions. Approval should be sought by contacting (by telephone or otherwise) the SWT and inquiring as to whether transactions in the Company's securities are permissible at that time.  The SWT will verbally respond to such inquiry as soon as possible.  If approval is granted, it shall be considered automatically revoked 48 hours following such approval or earlier if the inquiring Covered Person is so notified by the SWT.  Please be aware that even if the SWT clears your transaction, the ultimate responsibility for complying with this Policy is yours.

●	Covered Persons may seek approval of a Qualified Rule 10b5-1 Trading Plan.

A Qualified Rule 10b5-1 Trading Plan provides an affirmative defense against liability for trading in the Company's securities while the trading person was aware of material, nonpublic information if the purchase or sale in question occurred pursuant to a binding contract, trading instruction, or written plan that came into existence before the trading person became aware of material, nonpublic information and satisfied the other requirements set forth in the definition of a Qualified Rule 10b5-1 Trading Plan.

●

Upon becoming aware of any material, nonpublic information, written or otherwise, relating to the Company, Covered Persons shall verbally notify the SWT of the existence and substance of such information.

Any questionable situation regarding the materiality of information should be resolved in favor of notifying the SWT of the information.

●	The SWT shall maintain a "Watch Log" for purposes of recording those periods of time during which transactions by Covered Persons with respect to the Company's securities are prohibited.

Routinely, transactions by Covered Persons shall be prohibited during Quarterly Blackout Periods (Policy Statement 2).  Other events may result in additional Blackout Periods during which transactions are prohibited.  All information contained in or relating to the Watch Log shall be deemed confidential for use in connection with enforcing these procedures and otherwise protecting the Company from liability.

The foregoing policy statements and procedures do not apply to the purchase, sales, redemption of shares of, or investments in, or withdrawals from, mutual funds or money market funds which trade in the Company's securities, nor do they apply to trust accounts for the benefit of a Covered Person, provided such Covered Person has no discretion with respect to the investment decisions of the trust.  They also do not apply to sales made under a validly adopted Qualified Rule 10b5-1 Trading Plan.

IV.HANDLING NONPUBLIC INFORMATION
A.Policy Statements
1.All material information regarding the Company shall be publicly disclosed in a prompt and timely manner by designated corporate personnel following approval in each instance by the Company's Chief Executive Officer or Chief Financial Officer, unless it is determined in good faith that a legitimate corporate purpose is served by temporary nondisclosure or that such information is not ripe for public disclosure.
2.Covered Persons shall not disclose nonpublic information regarding the Company or any of its suppliers, customers, affiliates or other corporations with which the Company is dealing or proposes to deal, except to Company personnel, or authorized agents of the Company, on a need-to-know basis.
3.Covered Persons are strictly prohibited from disseminating or otherwise using nonpublic information acquired in the course of their affiliation with the Company for their direct or indirect personal benefit, gain or profit.
B.Procedures
●

Upon becoming aware of any material, nonpublic information, written or otherwise, relating to the Company, Covered Persons shall verbally notify the SWT of the existence and substance of such information.

The SWT shall evaluate such information to determine its materiality and whether, when and how such information is to be disclosed.

●

Covered Persons shall only discuss nonpublic information relating to the Company with Company personnel, or authorized agents of the Company, who need to know such information to fulfill their responsibilities to the Company.

●	Covered Persons shall not discuss nonpublic information relating to the Company with friends, relatives or acquaintances or in public places such as elevators, restaurants or social gatherings.
●

Covered Persons shall refer all inquiries from non-employees, including securities analysts, stock brokers, investment advisors, securities regulators and the media, regarding the securities, the business operations or the financial condition of the Company or its suppliers, customers, affiliates or other corporations with which the Company is dealing or proposes to deal, to the Company's Chief Executive Officer or Chief Financial Officer.

●	Management employees shall be responsible for evaluating the content of written documents and, to the extent reasonably possible and in accordance with sound business judgment, do the following:
-

Restrict access to any written documents (e.g., by maintaining them in locked file cabinets or in secure locations) which, in the opinion of such management employees, contain sensitive information which might be deemed material, nonpublic information ("Confidential Documents") to Company personnel, or authorized agents of the Company, who need to know such information to fulfill their responsibilities to the Company;

-

Restrict access to Confidential Documents contained in the Company's computer system or systems, by passwords or other blocking techniques, to Company personnel, or authorized agents of the Company, who need to know such information to fulfill their responsibilities to the Company;

-

Advise and supervise non-management employees with access to Confidential Documents as to the proper handling (e.g., marking documents as "confidential," utilizing sign-out sheets and creating limited and numbered copies) of such documents under the circumstances presented; and

-	Exercise care in disposing of Confidential Documents (e.g., by shredding such documents).

INSIDER TRADING POLICY ACKNOWLEDGEMENT

In consideration of the compensation I am to receive as an employee, officer or director of AMCON Distributing Company (the "Company"), and as a condition to my employment by or affiliation with, or continued employment by or affiliation with, the Company, but without limitation on the Company's right to terminate my employment or affiliation at any time, I hereby represent and warrant to, and agree with, the Company as follows:

1.I acknowledge receipt of the AMCON Distributing Company Insider Trading Policy for Officers, Directors and Certain Employees (the "Policy").

2.I have read and understand the Policy.

3.I represent and warrant that I have had ample opportunity to ask any questions concerning the meaning or application of the Policy which I desired and have received satisfactory answers to all such questions.

4.I agree to comply with all of the policies, procedures and other provisions in the Policy for so long as I am subject to the Policy.

5.I have acted in compliance with the Policy since the date of my last certification, if any.

6.  I understand that a violation of the Policy will result in severe disciplinary action, including the possible termination of my employment with the Company.

7.I further understand that, in addition to such disciplinary action, the Company may sue to recover any losses, claims, damages, expenses (including reasonable attorneys' fees) or liabilities, joint or several, to which the Company or any officer, director, controlling person, employee or agent of the Company may become subject under the Securities Exchange Act of 1934, applicable state securities laws or any other statute, common law or otherwise that arises out of or is based upon a failure to comply with the terms of the Policy.

Date:

Signature of Employee or Director

[Please print or type name below signature]